Exhibit 99.1

FINAL – FOR RELEASE ON 11/17/2016

Media Contact:

Brian Hoyt

TripAdvisor

brhoyt@tripadvisor.com

+1 781 800 5568

TripAdvisor Announces Leadership Transition for Attractions Business as Barrie

Seidenberg Resigns Following 11 Years of Innovation as CEO at Viator

TripAdvisor Executive Dermot Halpin’s Role Expands to Lead Growing, Global

Attractions and Vacation Rentals Businesses

NEEDHAM, Mass., November 17, 2016 — TripAdvisor®, the world’s largest travel site*, today announced that Barrie Seidenberg, Viator CEO, is resigning from TripAdvisor to pursue opportunities outside the company. TripAdvisor will expand Dermot Halpin’s role to serve as president for both its global vacation rentals and attractions divisions. In this newly-consolidated executive role, Halpin will continue to report directly to Stephen Kaufer, president and CEO of TripAdvisor.

Seidenberg joined Viator in 2005, establishing the company as the leading global online resource for travelers to book tours and activities before spearheading the sale to TripAdvisor in 2014. Under her leadership, Barrie and her team at Viator helped enable thousands of attractions and previously offline tour operators to become bookable online and via mobile devices, enriching the experiences of millions of global travelers. She will continue with the company over the next few months to ensure a smooth transition.

“Viator has been a stand-out acquisition for TripAdvisor and I want to thank Barrie for her leadership throughout the successful integration of Viator into the TripAdvisor family over the past two years,” said Steve Kaufer, president and CEO, TripAdvisor. “The Viator team and the TripAdvisor Attractions business is well-positioned for future success thanks to Barrie’s dedication to our company and leadership in our industry. I’m confident that under Dermot’s direction, we will continue our success of building an innovative and large global attractions marketplace.”

Halpin joined TripAdvisor in 2011 to build and lead the company’s vacation rentals division. Under his leadership, TripAdvisor Vacation Rentals transformed from a small subscription-based business into one of the world’s leading vacation rental sites. Over the course of his tenure, Halpin has led the business through four acquisitions, grew revenue by 400% and oversaw a 300% increase in inventory.

Halpin has extensive experience building high growth businesses. Before joining TripAdvisor, Halpin served in a number of senior leadership roles at Expedia, rising to the role of President of EMEA (Europe, Middle East and Africa). During his time at Expedia, Halpin led this division through a period of extensive international growth under his leadership, which included the Expedia, Hotels.com and Expedia Affiliate Networks businesses.

“This is an incredible opportunity to continue to make TripAdvisor the total planning and booking site for travelers around the world,” said Dermot Halpin, president, attractions and vacation rentals, TripAdvisor. “With thousands of highly-rated bookable attractions, we look forward to bringing our consumers new in-destination experiences that will help them unleash the full potential of every trip.”

“I want to thank Steve and the entire TripAdvisor team for advancing our shared vision of helping travelers find and book amazing experiences,” said Barrie Seidenberg, outgoing CEO of Viator. “I will always be cheering on the Viator and TripAdvisor teams as they continue to drive innovation in the attractions category.”

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to unleash the full potential of every trip. TripAdvisor offers advice from millions of travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 350 million average monthly unique visitors**, and reached 385 million reviews and opinions covering 6.6 million accommodations, restaurants and attractions. The sites operate in 48 markets worldwide. TripAdvisor: Know better. Book better. Go better.

TripAdvisor, Inc. (NASDAQ:TRIP), through its subsidiaries, manages and operates websites under 23 other travel media brands:

www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com, www.iens.nl, www.besttables.com and www.dimmi.com.au), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.housetrip.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com, and www.virtualtourist.com.

*	Source: comScore Media Metrix for TripAdvisor Sites, worldwide, May 2016
**	Source: TripAdvisor log files, Q2 2016